EXHIBIT 14


                            CDEX Inc. CODE OF ETHICS


The Board of Directors has adopted this Code of Ethics to guide the conduct of its directors, officers and employees in the conduct of the Company's business and financial dealings. All directors, officers and employees of the Company are expected to be familiar with this Code of Ethics and to adhere to and apply the principles and procedures set forth herein. The Company has designated Dr. B.D. Liaw as the Code of Ethics Contact Person for allegations dealing with officers and directors and Tim Shriver as the Code of Ethics Contact Person for allegations dealing with other CDEX employees. Should you have any questions or concerns or wish to discuss a possible violation of this Code of Ethics, you should contact Dr. Liaw or Tim Shriver 301 881 0800 and 520-514-6393, respectively.

The general purposes of this Code of Ethics are as follows:

o To create a corporate culture and business environment in which the legitimate interests of stockholders, employees, customers and suppliers and other stakeholders are all fairly and openly represented and in which all feel, as far as possible, they are treated fairly.
o To promote honest, open, candid and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

o To promote full, fair, accurate, timely and understandable financial and other disclosure;
o To promote compliance with applicable laws and governmental rules and regulations;
o To ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and
o To deter wrongdoing and, when it occurs, detect and swiftly deal with it and its consequences for the company's stakeholders fairly.

Set forth below are the specific rules governing the conduct of directors, officers and employees which form the substance of this Code of Ethics. Each director, officer and employee should read them carefully and commit to upholding them in the pursuit of the Company's business and financial affairs.

I.  Honest and Candid Conduct
Each director, officer and employee must act with integrity, including being honest and candid while still maintaining the confidentiality of information in compliance with the Company's policies for the handling of confidential information as outlined in more detail in the company's standard non disclosure and non compete agreements. In addition, each director, officer and employee must adhere to the highest standard of business ethics and observe the letter, form and spirit of state and federal laws, as well as governmentally mandated accounting standards and other rules and regulations.

II. Conflicts of Interest/Corporate Opportunities
A "conflict of interest" arises when an individual's personal interest or position in the corporate management structure interferes with or is inconsistent with the interests of the Company or with the carrying out their duties in the best interests of the Company. A conflict of interest can arise when a director, officer or employee takes any action outside the Company or has any interest outside the Company that may make it difficult to perform his or her work for the Company objectively and effectively. Even the appearance of such a situation may create a conflict of interest. Any director, officer or employee contemplating a material transaction or relationship which could reasonably be expected to give rise to a conflict of interest, or the appearance of a conflict of interest, should discuss it with the Code of Ethics Contact Person prior to taking any action. Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest must be avoided and when detected they must be reported and action taken to relieve them immediately upon detection.

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The following are examples of potential cases of
conflict of interest. This list, however, is by no means exhaustive:
o Significant ownership or other financial interest in any supplier or customer of the Company;
o Any consulting, employment or other financial relationship with any supplier, customer or competitor of the Company;
o Any outside business activity which detracts from an individual's ability to devote an appropriate amount of time and/or attention to the Company;
o    Using company assets or influence for personal use or benefit;
o Receipt of non-nominal gifts of excessive entertainment from any company with which the Company has current or prospective business dealings or from supervised employees;
o Selling anything to the Company or buying anything from the Company, other than on similar terms and conditions as would prevail in an arms-length transaction; or
o Actions that would present a conflict for a director, officer or employee if taken by a family member with knowledge of the director, officer or employee.

Directors, officers and employees of the Company are prohibited from taking (directly or indirectly) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has approved in writing or been offered the opportunity and declined it. Any director, officer or employee contemplating such a transaction or business opportunity should first discuss it with the appropriate Code of Ethics Contact. Simply put, it is imperative that all put the company's interest first.
While a more comprehensive discussion of the Company's sexual harassment or racial prejudice policy will be discussed in the Company's Employee Manual, in short, the Company will not be tolerated such action or the failure to report to the appropriate Code of Ethics Contact such action, both of which will dealt with equally.

III. Disclosure
Every director, officer or employee who is directly involved in the Company's financial affairs or decision-making or is part of the Company's SEC/public disclosure process must be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility. This also extends to ensuring that the Company's public disclosure documents filed with the SEC comply in all material respects, with the applicable securities laws and SEC rules and regulations. Such persons should consult with other Company officials with the goal of making full, fair, timely, accurate and understandable disclosure. Such persons must properly review and critically analyze proposed disclosure for accuracy and completeness and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including the Company's independent auditors, counsel or governmental or self-regulatory organizations (such as the NASD).

IV. Compliance
It is the personal responsibility of each director, officer and employee to uphold the Company's policy of complying with all applicable laws, rules and regulations and to adhere to the standards and restrictions imposed thereby. It is against Company policy and, in many circumstances, illegal for a director, officer or employee to profit from undisclosed, nonpublic Company information. This includes trading in the Company's securities (either directly or indirectly) while in possession of material nonpublic information relating to the Company. Any director, officer or employee who is uncertain about the legality of a purchase or sale or business relationship or witnesses a violation of this code, should immediately consult with the Code of Ethics Contact Person who will, if appropriate, discuss the matter with the board of directors and/or Company counsel.

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V.  Reporting and Accountability
The Code of Ethics Contact Person will report all potential violations of this Code of Ethics to the Company's CEO. With respect to allegations of Code of Ethics violations related to employees who are not officers or directors, the CEO will be responsible for directing an appropriate investigation and, in conjunction with the Code of Ethics Contact Person for Employees, administering appropriate corrective actions. The board of directors will be responsible for directing an appropriate investigation and administering appropriate corrective action with respect to allegations of Code of Ethics violations related to officers or directors of the Company. The Company's board of directors is responsible for final interpretation of the Code of Ethics. The Company will not tolerate any delay in or failure to report or any retaliation against any other director, officer or employee who, in good faith, reports any existing or potential violation of this Code of Ethics. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate. In certain cases, this may involve dismissal or notification of appropriate governmental authorities for appropriate prosecution or other action.

VI. Waiver
From time to time, the Company may waive one or more provisions of this Code of Ethics. But this can only be done in writing. Any request for a waiver of any provision of this code must be in writing and addressed to the board of directors. Prior to submitting a request for a waiver, you should consult with the appropriate Code of Ethics Contact Person. In certain cases, waivers of this Code of Ethics must be reported on Form 8-K to the Securities and Exchange Commission.

Approved by the CDEX Board of Directors on the date, January 26, 2005

/s/ Malcom H. Philips, Jr.
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Malcolm  H. Philips, Jr.
Chairman of the Board
CDEX Inc.



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